EXHIBIT 10.45

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE COMMISSION.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of August 30, 2004 (the “Effective Date”), by and between ISTA Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”), and Alliance Medical Products, Inc., a California corporation (“Supplier”) (each a “Party” and collectively the “Parties”).

RECITALS

1. Purchaser is engaged in the development, manufacture, promotion, sale, and distribution of pharmaceutical products.

2. Purchaser desires for Supplier to manufacture and supply to Purchaser the Product (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Defined Terms. As used herein, the following terms shall have the following meanings:

(a) “Adverse Event” means any adverse event associated with the use of any Product in humans, whether or not considered drug-related, including an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests or an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality that is, or is thought by the reporter to be, serious or associated with relevant clinical signs or symptoms.

(b) “Affiliate” of a Party means (i) any Person (as defined below) which directly or indirectly owns, is owned by, or under common ownership with such Party to the extent of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and (ii) any Person actually controlled by, controlling or under common control with such party.

(c) “API” means the active pharmaceutical ingredient(s) in bulk form used to manufacture the Product as identified in the API Specifications.

(d) “API Specifications” means the specifications for the API as described in the API Specifications attached hereto as Exhibit A (as such may be revised from time to time at Purchaser’s sole discretion by delivery of written notice to Supplier setting forth the revised API Specifications).

(e) “Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the manufacture of the Product or the performance of either Party’s obligations under this Agreement to the extent applicable and relevant, and including GMPs or similar standards or guidelines promulgated by the FDA or other Competent Authorities.

(f) “Competent Authorities” means collectively the entities in each country responsible for the regulation and/or pricing of medicinal products intended for human use.

(g) “Competing Product” means [    *    ].

(h) “Confidential Information” means, with respect to a Party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Product Intellectual Property Rights, as hereinafter defined), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such Party to the other Party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other Party. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the other Party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly know, without fault on the part of the other Party, subsequent to disclosure of such information by the disclosing party to the other Party, (c) to have been received by the other Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise lawfully known by the other Party prior to disclosure of such information by the disclosing Party to the other Party as demonstrated by contemporaneous written records, or (e) to have been independently developed by employees or agents of the other Party without the use of such information disclosed by the disclosing Party to the other Party, as demonstrated by contemporaneous written records. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, all Confidential Information shall be in writing and marked “Confidential” (or words of similar import) or summarized in a writing and marked “Confidential” (or words of similar import) within thirty (30) days after oral disclosure; provided that, any written or oral disclosures by Purchaser pertaining to the Product (including its manufacture and production) or Purchaser’s business plans shall be deemed Confidential Information of Purchaser without the requirement that it be marked “Confidential” or, if orally disclosed, that it be summarized in writing as provided above.

(i) “FDA” means the United States Food and Drug Administration or successor agency thereto.

(j) “GAAP” means U.S. generally accepted account principles.

(k) “GMP” means current Good Manufacturing Practices promulgated by the FDA, and their equivalent promulgated by the Competent Authorities of any other country in which the Product is sold by Purchaser.

(l) “Intellectual Property Rights” means all (i) patent applications, continuation patent applications, continuation in-part patent applications, divisional patent applications, any corresponding foreign patent applications that may claim priority date of the patent application referred to above, and patents that may have been granted on any of the above, including reissue patents, reexamined patents and patent extensions based on those applications; (ii) all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, including, without limitation, all chemical, biochemical and scientific research information, (iii) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (iv) mask works and applications, registrations and renewals in connection therewith, (v) other proprietary rights, and (vi) copies or tangible embodiments of any one or more of the foregoing.

(m) “Label,” “Labeled” or “Labeling” means all labels and other written, printed or graphic matter upon (i) the Product or any container or wrapper utilized with the Product, or (ii) any written material accompanying the Product, including, without limitation, package inserts.

(n) “Master Batch Records” means the master product and control records for the Product as approved in writing by Purchaser.

(o) “NDA” means a New Drug Application filed with the FDA, or other similar filing with the appropriate Competent Authority in other countries in the Territory.

(p) “Packaging” means all primary containers, including vials, cartons, shipping cases or any other like matter used in packaging or accompanying the Product.

(q) “Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or other entity.

(r) “Product” means a finished liquid dosage form of ovine hyaluronidase, meeting the Product Specifications, for use by Purchaser, its Affiliates or its sublicensees in clinical development, commercial sale or distribution as promotional samples, as applicable.

(s) [    *    ]

(t) “Product Specifications” means the specifications for the finished Product as specified by Purchaser for the Product and as otherwise set forth in Exhibit B, including (as applicable) statements of pharmaceutical manufacturing, labeling, filling, packaging, storage and quality control procedures, and Labeling and Packaging specifications (as such may be revised from time to time in accordance with the terms of this Agreement by written agreement executed by the Parties).

(u) “Raw Materials” means the ingredients and materials necessary for processing of the Product, other than the API.

(v) “Regulatory Approvals” means any approvals, product, and/or establishment licenses, registrations or authorizations (including approvals under the NDA) of any federal (including the FDA), state or local regulatory agency, department, bureau or other governmental entity or other Competent Authorities worldwide, which are necessary for the commercial manufacture, use, storage, importation, transport, promotion, pricing or sale of the Product.

(w) “Regulatory Filings” means all filings required for or regarding the Regulatory Approvals, including correspondence, records, applications, supplements, approvals, annual reports, adverse event reports, clinical studies and pre-clinical studies to the extent related to the Product.

(x) “Territory” means all the countries in the world.

1.2. Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “hereby,” and derivative or similar words refer this entire Agreement; (iv) the terms “Article,” “Section” and Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, and (v) the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

PRODUCT TECHNICAL TRANSFER

2.1. Manufacturing, Packaging and Testing Procedures. Supplier agrees to perform the manufacturing, packaging and testing procedures and equipment and sterilization validation for the [    *    ] filling process of the Product as set forth in [    *    ] attached hereto as Exhibit C-1 (the “[    *    ] Purchase Order”). In addition, Supplier agrees to perform the manufacturing, packaging and testing procedures for the [    *    ] filling process pursuant to an additional purchase order, to be mutually agreed to in writing by the Parties (the “[    *    ] Production Purchase Order”). Upon execution, the [    *    ] Production Purchaser Order shall be attached hereto Exhibit C-2. If there is a conflict between the terms of either the [    *    ] Purchase Order or the [    *    ] Production Purchase Order and this Agreement, the terms of this Agreement shall control.

2.2. Validation Batches. Supplier agrees to perform the Product validation procedures set forth in [    *    ], such procedures to be mutually agreed to in writing by the Parties (the “Validation Purchase Order”). Upon execution, the Validation Purchase Order shall be attached hereto as Exhibit C-3. If there is a conflict between the terms of the Validation Purchase Order and this Agreement, the terms of this Agreement shall control. Each batch of Product manufactured pursuant to the Validation Purchase Order shall be considered an “Experimental Batch” until Supplier has manufactured [    *    ] batches of the Product that meet the Product Specifications, at which time such consecutive batches shall be considered “Validation Batches.” If any Experimental Batch fails to meet the Product Specifications (“batch failure”) due to Supplier’s gross negligence, the failure of Supplier’s equipment or Supplier’s failure to adhere to the batch records, validation protocols or other similar documentation, Supplier shall at its own expense (excluding the costs of

API which shall be borne by Purchaser), manufacture additional Experimental Batches until the successful completion of a total of [    *    ] batches of the Product meet the Product Specifications. Supplier shall not be responsible for any batch failure directly caused by the Product formulation as provided by Purchaser, the failure of equipment provided by Purchaser or testing methods developed by Purchaser or provided by Purchaser (“Purchaser Failures”). If Purchaser requests that Supplier manufacture additional batches of Product attributable to such Purchaser Failures, such additional batches shall be at Purchaser’s expense. The Parties shall cooperate in good faith to resolve any problems causing a batch to fail to meet the Product Specifications. Purchaser shall pay to Supplier the price per batch of Product for the Validations Batches as set forth in the Validation Purchase Order. Supplier acknowledges and agrees that the Validation Batches may, upon Purchaser’s receipt of written FDA approval of the Product, be sold as commercial Product subject to the warranties, indemnification provisions and the other terms of this Agreement.

2.3. Analytical Methods, Manufacturing Methods and Data Transfer. During the term of this Agreement and for [    *    ] after termination or expiration of this Agreement, upon Purchaser’s request, Supplier will (i) assist Purchaser in the transfer of all analytical methods and manufacturing procedures developed under [    *    ] or that have been assigned or licensed to Purchaser pursuant to Section 11.3(b) to another manufacturing site or manufacturing entity selected by Purchaser and (ii) transfer to Purchaser all data reasonably requested by Purchaser for use in the preparation of FDA filings for the Product. Purchaser shall bear the cost of any transfer pursuant to item (i) by paying Supplier [    *    ] for Sr. Professional, [    *    ] per engineer or professional for engineering-related costs and [    *    ] per technician for technician-related costs. Without limiting the foregoing, Supplier shall deliver to Purchaser copies of all documentation within Supplier’s control (including without limitation, formulations, manufacturing procedures and protocols, quality control procedures and data, vendor lists, and manufacturing equipment documentation) that evidence or embody the Intellectual Property Rights assigned or licensed to Purchaser pursuant to Section 11.3(b) or as otherwise agreed to in writing by the Parties, subject to Purchaser’s (and all employees, consultants, affiliates and agents of Purchaser) obligation to preserve the confidential nature of Supplier’s Confidential Information as set forth in Section 9.1 of this Agreement. Supplier shall make such deliveries from time to time and at Purchaser’s sole expense, so that Purchaser shall have all current manufacturing information relating to the Product.

ARTICLE 3

SUPPLY AND PURCHASE

3.1. Supply and Purchase Obligations. During the term of this Agreement, Supplier shall manufacture and supply the Product to Purchaser and Purchaser shall purchase the Product from Supplier in accordance with this Agreement. By way of clarification, Purchaser may purchase the Product during the term of this Agreement from sources other than Supplier.

3.2. Exclusivity. During the term of this Agreement, Supplier shall not, and shall cause its Affiliates to not, develop, make, have made, sell, offer for sale, distribute or otherwise make available (nor contract with a third party to do any of the foregoing) the Product or any Competing Product to any Person in the Territory other than Purchaser and its Affiliates. Notwithstanding the foregoing, in the event Purchaser has secured and is purchasing commercial supplies of Product from a qualified source other than Supplier, then the provisions of this Section 3.2, solely with respect to Competing Product, shall no longer apply to Supplier.

3.3. Manufacturing Practices.

(a) Product Specifications. Supplier shall manufacture and supply the Product in conformity with the Product Specifications and in accordance with all Applicable Laws, and Supplier shall not change, improve or modify the Product Specifications as such changes relate to the manufacturing and supply of the Product without the prior written consent of Purchaser.

(b) GMP. Supplier shall manufacture the Product in material compliance with GMPs. Purchaser or its designee shall have the right, at its sole expense, to audit Supplier for compliance with GMPs on reasonable notice during normal business hours once in each calendar year, during the term of this Agreement and more often in Purchaser’s reasonable discretion. If the services of Supplier’s Engineers/Professionals or Technicians are required or utilized during any audit in excess of once per year (excluding any services responding to deficiencies noted from Purchaser’s first annual audit), such cost will be separately charged to Purchaser in accordance with the pricing set forth in Section 2.3 hereof, at Supplier’s reasonable discretion and upon written notice to Purchaser. Notwithstanding the foregoing, until the occurrence of a successful pre-approval inspection (“PAI”) by the FDA of Supplier’s manufacturing facility with respect to the Product that results in no material deficiencies in Purchaser’s reasonable judgment, Purchaser may review with Supplier its compliance with cGMPs and its PAI preparations on reasonable notice during normal business hours, as often as Purchaser may wish in its reasonable discretion, and Supplier shall cooperate, at Supplier’s sole expense, with Purchaser’s reasonable requests in connection with such reviews.

(c) Quality Requirements. The Parties shall enter into a quality agreement (the “Quality Agreement”) in such form and containing such terms as mutually agreed upon by the Parties. Each of Supplier and Purchaser is responsible for ensuring that the terms stated in the Quality Agreement are understood and satisfied by its respective employees, consultants, affiliates, and agents at all times. To the extent any of the terms of the Quality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control.

(d) Right of Inspection. Upon reasonable notice during normal business hours, Purchaser shall have the right to inspect Supplier’s manufacturing to determine and assess Supplier’s compliance with the provisions of this Agreement, such inspection to be performed at no unreasonable disturbance to Supplier, and at Purchaser’s expense. If the services of any of Suppliers Engineers/Professional or Technicians are utilized or required, the cost shall be separately charged to Purchaser as set forth in Section (b) above.

3.4. API.

(a) API Supply to Supplier. Purchaser shall use commercially reasonable efforts to supply, or cause its designated API supplier (the “API Supplier”) to supply, Supplier with sufficient quantities of API, the costs of which shall be borne by Purchaser, consistent with Purchaser’s forecasts and purchase orders for the Product as described in Section 3.6. All such API shall be sent to Supplier at Purchaser’s expense, F.O.B. Supplier’s manufacturing facility. Except for the API, all Raw Materials required for the production, packaging and shipping of the Product for Purchaser shall be supplied by Supplier, and the Parties acknowledge that the cost of such Raw Materials is included in the Purchase Price for the Product set forth in Section 4.1 hereof.

(b) Supplier’s Acceptance of API. Supplier shall receive API from Purchaser or the API Supplier along with a certificate of analysis from Purchaser and/or the API Supplier (the “API Certification”) confirming that the API complies with the API Specifications. If for any reason Supplier knows or suspects that the shipment of API is defective, Supplier shall promptly provide written notice to Purchaser of such alleged defect. In no event shall Supplier use such allegedly defective API for production of Product without the prior written authorization of Purchaser.

3.5. Labeling and Packaging. Supplier shall acquire and provide all Labeling and Packaging for the Product and such Labeling and Packaging shall be in accordance with Purchaser’s specifications. Purchaser shall provide Supplier with press ready artwork that has been approved by Supplier, and shall provide Supplier with an approved printer for processing the Labels. Purchaser shall make all commercially reasonable and necessary arrangements to print the pre-approved Labels and shall provide approved printer’s proofs to Supplier for review and approval. Supplier shall promptly provide Purchaser with any necessary corrections thereto or notify Purchaser of its approval of such proofs. Purchaser shall bear all costs of preparing the printer’s proofs and Supplier shall bear all costs of the Labeling and Packaging for production lots. Any approval rights of Supplier with respect to Labeling and Packaging shall be limited to approving only information pertaining solely to Supplier contained in such Labeling and Packaging. Except for information pertaining solely to Supplier and approved by Supplier for which Supplier shall be responsible, Purchaser agrees and acknowledges that Supplier is not responsible for the content or information provided regarding the Product either on the label, the packaging or in inserts included in the packaging. Labeling shall be pantome management system (PMS), unless Supplier and Purchaser otherwise agree in writing.

3.6. Forecasts and Orders.

(a) Monthly Forecasts. Beginning not less than [    *    ] prior to Purchaser’s anticipated commercial launching of the Product in the United States, and thereafter on the [    *    ], Purchaser shall deliver to Supplier a rolling forecast of its estimated needs for Product for the following [    *    ] period (each a “Rolling Forecast”). Each Rolling Forecast is a non-binding estimate and shall not obligate Purchaser to purchase the volume of Product set forth in it. If Supplier becomes aware of any circumstances that may cause Supplier to be unable to deliver quantities of the Product to meet the projected demand identified in the Rolling Forecast, Supplier shall give Purchaser prompt written notice describing such circumstances, together with a proposed course of action to remedy such matter. Supplier shall provide such notice as soon as practicable after receiving Purchaser’s Rolling Forecast, but in no event later than [    *    ] after receiving such Rolling Forecast. In the event Supplier does not provide such notice with the prescribed time period above, Supplier agrees to maintain sufficient manufacturing capacity to manufacture and fill the estimated needs for Product as set forth in the then current Rolling Forecast. In the event Supplier orders or purchases Raw Materials based on a then current Rolling Forecast and Purchaser subsequently does not order Product in accordance with such Rolling Forecast or reduces its estimated needs for Product in a subsequent Rolling Forecast, Supplier may charge Purchaser for Supplier’s actual and non-cancelable costs of any Raw Materials, plus handling, for which Supplier can not use for the production of Product hereunder as a result of aforementioned actions of Purchaser; provided that, Supplier may not charge Purchaser more than the costs of Raw Materials, plus handling, that would be reasonably required by Supplier for the production of Product in accordance with [    *    ] of the Rolling Forecast that existed at the time Supplier ordered or purchased such Raw Materials for which it seeks reimbursement and Supplier may not charge Purchaser for any Raw Materials that are not then in a good and usable condition for the production of Product. Upon payment for any Raw Materials for which Supplier seeks reimbursement as provided above, Purchaser shall own such materials.

(b) Product Purchase Orders. Purchaser shall initiate an order for Product by sending to Supplier a purchase order for Product (a “Product Purchase Order”) at least ninety [    *    ] prior to the requested delivery date for the Product covered by the Product Purchase Order. Supplier shall deliver to Purchaser such quantities of Product as Purchaser orders so long as such quantities do not exceed [    *    ] of the quantity set forth in the Rolling Forecast for such time period. Purchaser shall have no minimum purchase requirements for Product hereunder; provided that, Purchaser shall order Product in no less than the increments set forth in Exhibit E. Purchaser may submit Product Purchase Orders for Product in excess of the quantities specified in the Rolling Forecasts. Supplier shall use its commercially reasonable efforts to accept and fill such orders. Once placed, Product Purchase Orders may be amended or cancelled by Purchaser at its discretion and at no charge, except as expressly provided in this Section 3.6(b). If Purchaser amends or cancels a Product Purchase Order at any time more than [    *    ] before scheduled delivery of the ordered Product, Supplier may charge Purchaser only for Supplier’s actual and non-cancelable costs of any Raw Materials, plus handling, that Supplier ordered or purchased to fulfill such amended or cancelled Product Purchase Order, except for Raw Materials that Supplier can use to fulfill any then pending Product Purchase Order or any Raw Materials that are not then in good and usable condition for the production of Product. Upon payment therefor, Purchaser shall own such Raw Materials. Purchaser cannot amend or cancel any order [    *    ] or less before the scheduled delivery of the ordered Product. Notwithstanding the foregoing, orders for Product for the initial launch, consisting of approximately [    *    ], may be amended or cancelled within [    *    ] or less from the scheduled delivery, and upon such cancellation Supplier may charge Purchaser for expenses incurred, as well as a reasonable cancellation charge. In ordering and delivering the Product pursuant hereto, Purchaser and Supplier may use their standard forms (including, but not limited to, the Product Purchase Orders and invoices), but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in case of any conflict herewith, the terms of this Agreement shall control, and any additional or modified terms contained in any such Product Purchase Order or other form shall be null and void and shall not be binding upon the receiving party, unless signed by both parties and it includes an express reference that it is an amendment to this Agreement.

3.7. Product Testing.

(a) Supplier’s Testing Obligations. Supplier shall deliver concurrently to each of the Quality Control Groups of Supplier and Purchaser, respectively, test samples of the Product from each new batch of Product including the Validation Batches (“Release Test Samples”), for contemporaneous testing to be conducted by Supplier as set forth in this Section 3.7(a) and Purchaser as set forth in Section 3.7(b) below. Supplier shall test each batch in accordance with the specifications and requirements set forth on Exhibit D-1 hereto (the “Supplier Testing”).

(b) Purchaser’s Testing Obligations. Upon receipt of any Release Test Samples, Purchaser shall test the Release Test Samples in accordance with the specifications and requirements set forth on Exhibit D-2 (the “Purchaser Testing”).

3.8. Batch Release and Delivery.

(a) Supplier Batch Release. If the results of the Supplier Testing indicate that a Product batch meets the Product Specifications applicable to the Supplier Testing and the Product has been manufactured according to the approved manufacturing specifications (as described in the Master Batch Records), then Supplier shall have the right to ship [    *    ]; provided that, Supplier has delivered to Purchaser the documentation set forth in subsections 3.8(a)(i)-(v) (the “Batch Release Documents”). Notwithstanding anything herein to the contrary, [    *    ] except for any loss or damage to the extent attributable to Supplier’s gross negligence or willful misconduct or its failure to fulfill its obligations under Section 3.8(b) [    *    ], Supplier shall deliver to Purchaser the following documents:

(i) notice confirming the Product Hold (a “Notice of Hold”);

(ii) a certificate of analysis (a “Certificate of Analysis”) confirming that the Product meets specifications and requirements of the Supplier Testing (the results of such testing shall accompany each Certificate of Analysis);

(iii) a certificate of compliance (a “Certificate of Compliance”) confirming that the Product subject to Product Hold has been manufactured in accordance with the approved Master Batch Records and the terms hereof and that all deviations and investigations related to the batch are completed in compliance with Supplier’s quality control procedures;

(iv) copies of the executed Master Batch Records and a summary of any deviations and the results from the investigation of any deviations; and

(v) an invoice for the Purchase Price of the applicable batch of Product, which shall be paid by Purchaser in accordance with Section 4.4. The invoice date shall reflect the date the Product was placed on Product Hold.

(b) Product and API Storage and Protection. Supplier shall (i) store any Product in Product Hold and API it receives from Purchaser or its API Supplier in material compliance with Applicable Laws, the Product Specifications with respect to Product and the API Specifications with respect to the API, and any other instructions provided by Purchaser or the API Supplier, (ii) label or otherwise identify the Product in Product Hold and the API as the property of Purchaser, (iii) keep the Product in Product Hold and API free of any and all liens or encumbrances, (iv) allow Purchaser at its request to enter Supplier’s premises upon reasonable notice and during normal business hours to inspect or take possession of the Product [    *    ] or API [    *    ]. Except for loss or damage to the extent attributable to Supplier’s gross negligence or willful misconduct or its failure to fulfill its obligations under this Section 3.8(b), Purchaser shall be solely responsible for loss or damage to [    *    ].

(c) Rejection and Cure. Purchaser or its representative shall have [    *    ] from receipt of the Batch Release Documents to enter Supplier’s facilities upon reasonable notice and during normal business hours to physically inspect, at its own expense [    *    ]. If inspection or testing (including but not limited to Purchaser Testing) demonstrates that any Product [    *    ] fails to conform to the applicable Product Specifications, then Purchaser shall notify Seller of such nonconforming Product within the aforementioned [    *    ] period (such notice to be accompanied by the results of the Purchaser Testing of such Product) and the following provisions shall apply:

(i) If (A) the nonconforming Product meets the specifications and requirements of the Supplier Testing, (B) the nonconforming Product has been manufactured according to the approved manufacturing specifications (as described in the Master Batch Records)

and (C) the failure of the nonconforming Product to meet the Product Specification is not attributable to Supplier’s gross negligence or willful misconduct or its failure to fulfill its obligations under Section 3.8(b), then Supplier shall be entitled to full payment of the Purchase Price for such nonconforming Product and shall dispose of such nonconforming Product, at Purchaser’s direction and expense.

(ii) If (A) the nonconforming Product fails to meet the specifications and requirements of the Supplier Testing, (B) the results of either Purchaser Testing or Supplier Testing of the nonconforming Product identify manufacturing deviations, (C) the nonconforming Product has not been manufactured according to the approved manufacturing specifications (as described in the Master Batch Records), or (D) the failure of the nonconforming Product to meet the Product Specifications is attributable to Supplier’s gross negligence or willful misconduct or its failure to fulfill its obligations under Section 3.8(b), then delivery of such nonconforming Product shall be deemed rejected by Purchaser. In such event, Supplier shall dispose of and shall replace the nonconforming Product, at Supplier’s expense (other than the API). Purchaser shall not be required to pay the Purchase Price for such rejected nonconforming Product and if already paid shall, at its election, be entitled to either an immediate refund of the amount of the Purchase Price for such rejected nonconforming Product or a credit in amount of such Purchase Price against outstanding or future invoices for Product supplied hereunder.

(iii) Notwithstanding Sections 3.8(c)(i) and (ii), if either Party disputes the results of the other’s testing, the cause of any Product failure or the evidence of such testing is uncertain, the Parties shall jointly conduct an investigation to determine the cause of the Product failure and shall negotiate a settlement in good faith with the costs of such investigation to be borne jointly by each Party and the cost of any replacement batch to be borne by each Party in proportion to such Party’s contribution to the Product failure. Any Product which is the subject of an investigation shall remain on Product Hold pending completion of the investigation and the Parties’ determination of the cause of the Product failure. Notwithstanding any dispute under this Section, Purchaser shall be required to pay the invoice tendered by Supplier under Section 3.8 (a) (v), subject to Purchaser’s rights under Section 3.8(c) (iv) below.

(iv) Notwithstanding anything herein to the contrary, if Purchaser remits payment to Supplier for a batch of Product, but subsequent testing or investigation identifies a Product failure pursuant to Section 3.8(c)(ii) above, Supplier shall replace the batch and the cost of the replacement batch (other than the API) shall be borne by Supplier and, Purchaser shall, at its election, be entitled to either (i) an immediate refund of the amount of the Purchase Price paid by Purchaser for such batch or (ii) a credit in amount of such Purchase Price against outstanding or future invoices for Product supplied hereunder.

(v) To the extent Supplier has an obligation to replace nonconforming Product under this Section 3.8, Supplier shall use its commercially reasonable efforts to replace such conforming Product with conforming quantities of the Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within [    *    ] after receipt of notice of rejection thereof.

(d) Product Release and Shipment. On or prior to the expiration of the [    *    ] referenced in Section 3.8 above, unless Purchaser has notified Seller that such Product fails to conform to the applicable Product Specifications pursuant to Section 3.8 above, Purchaser shall deliver a certificate (a “Release Certificate”) authorizing the release of such Product from Product

Hold. Purchaser shall coordinate and pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of the released Product. The delivery of Release Certificate shall not constitute a waiver or otherwise modify any warranty or indemnity set forth in this Agreement.

3.9. Warranty. Supplier warrants that (a) the Product supplied to Purchaser hereunder shall conform to the Product Specifications and shall not be adulterated or misbranded within the meaning of Applicable Laws at the time such Product is released to Product Hold pursuant to Section 3.8(a) hereof; and (b) the Product shall be manufactured in accordance with the Master Batch Records, Product Specifications, the Quality Agreement, and in material compliance with all Applicable Laws (the “Limited Warranty”). In making the Limited Warranty, Supplier may rely, to the extent applicable, upon any API Certificate solely with respect to its certification that the relevant API conforms to the API Specifications at the time of shipment of such API to Supplier and any Release Certificate solely with respect to its certification that the relevant batch of Product conforms to those specific Product Specifications that are the subject of Purchaser’s tests under Section 3.7, unless, under either case, Supplier knows information that would make it unreasonable for Supplier to rely on such API Certificate or Release Certificate as set forth above. EXCEPT AS OTHERWISE PROVIDED HEREIN, SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 4

PRICE AND PAYMENT TERMS

4.1. Purchase Price. The purchase price [    *    ] of Product to be paid by Purchaser to Supplier shall be in accordance with the terms of the price schedule set forth in Exhibit E hereto, as adjusted pursuant to Section 4.2 below (the “Purchase Price”).

4.2. [      *      ].

4.3. [       *      ]

4.4. Invoicing. Purchaser shall pay any invoice delivered pursuant to Section 3.8(a)(v) within [    *    ] after the date of receipt of the invoice. All payments shall be made in U.S. Dollars. [    *    ]

ARTICLE 5

FURTHER OBLIGATIONS AND RIGHTS OF THE PARTIES

5.1. Facility Qualification. Supplier shall, at no cost to Purchaser, take, or cause, all such actions to qualify and maintain qualification of the facility (or facilities) at which Supplier manufactures the Product for supply to Purchaser hereunder, as required under Applicable Laws.

5.2. Recall.

(a) Cooperation. If Purchaser initiates a recall, product withdrawal, field correction or other similar action of any Product (collectively, a “Recall”), whether or not such Recall has been requested or ordered by any government agency, Purchaser shall notify Supplier, and Supplier shall fully cooperate with Purchaser with respect to the return of all such Product and will follow any other reasonable instructions provided by Purchaser. If Supplier believes that a Recall is appropriate, Supplier shall promptly notify Purchaser in writing and obtain approval from Purchaser prior to taking any action and the Parties shall cooperate with each other in determining the necessity and nature of such action (it being understood and agreed however that the final decision as to any Recall shall be made by Purchaser).

(b) Coordination of Recall Activities. In any event, with respect to any Recall, Purchaser, and not Supplier, shall make all contacts with customers, distributors and all Competent Authorities and shall be responsible for coordinating all of the necessary activities in connection with such Recall.

(c) Liability for Recall Costs. If a Recall is necessary for any reason, Supplier and Purchaser shall bear the costs of the Recall in proportion to each Party’s responsibility for the error underlying the Recall. In the event that Supplier is found to be liable for some or all of the Recall costs, Purchaser, at its sole discretion, may: (i) withhold from Supplier any invoiced amounts or other amounts payable to Supplier to cover such costs, or (ii) receive credit from Supplier to cover all such costs, or (iii) receive payment in full of Supplier’s portion of Recall costs. Supplier shall be liable for Recall costs associated only with field replacement costs, including manufacturing, testing and shipping costs necessary to replace Recalled product and the transportation costs associated with the return of Recalled product. The cost of replacing API will not be borne by Supplier. Supplier shall be liable only for Recall costs that result from an error or omission by Supplier which occurred during Supplier’s manufacture, labeling, packaging storage (including storage of API) or preparation of Product for shipment, but not for any problem that arose during the storage of Product [    *    ], except to the extent such problem is attributable to Supplier’s gross negligence or willful misconduct or its failure to fulfill its obligations under Section 3.8(b).

5.3. [    *    ]

5.4. Further Obligations of Supplier. During the term of this Agreement, Supplier shall:

(a) at its own expense, promptly respond to all reasonable inquiries from Purchaser pertaining to the supply of the Product;

(b) without limiting the other provisions of this Agreement, use its commercially reasonable efforts at all times to minimize Product delivery time; and

(c) maintain manufacturing or supply capabilities sufficient to meet Supplier’s supply obligations under Section 3.6(b).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1. Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b) Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c) Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with its performance of this Agreement have been obtained.

(d) No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such Party.

6.2. Insurance. Supplier shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of the Product under this Agreement, in such amounts as it customarily maintains for similar products and activities, but in amounts not less that [    *    ] per occurrence and [    *    ] in the aggregate. Supplier shall maintain such insurance during the term of this Agreement with respect to the Product. Supplier shall cause Purchaser to be named as an additional insured under such insurance and shall provide Purchaser proof of such insurance upon request. Supplier shall notify Purchaser [    *    ] notice of any cancellation, termination or change in such insurance. Supplier may substitute a self insurance program on notice to Purchaser with information demonstrating the adequacy of such program. Purchaser shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of the Product under this Agreement, in such amounts as it customarily maintains for similar products and activities, but in amounts not less that [    *    ] per occurrence and [    *    ] in the aggregate for product liability claims and [    *    ] per occurrence and [    *    ] in the aggregate for other covered claims. Purchaser shall also maintain insurance for Product released to Product Hold, in such amounts as it customarily maintains for Product in its possession. Purchaser shall maintain such insurance during the term of this Agreement with respect to the Product. Purchaser shall cause Supplier to be named as an additional insured under such insurance and shall provide Supplier proof of such insurance upon request. Purchaser shall notify Supplier within [    *    ] notice of any cancellation, termination or change in such insurance. Purchaser may substitute a self insurance program on notice to Supplier with information demonstrating the adequacy of such program.

ARTICLE 7

INDEMNIFICATION; LIMITATION OF LIABILITY

7.1. Supplier’s Indemnity Obligations. Supplier shall defend, indemnify and hold harmless Purchaser, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable attorneys’ fees and expenses) (herein “Damages”) relating to or arising from (a) any breach by Supplier or its Affiliates of this Agreement, including without limitation, the failure of the Product to meet the Limited Warranty, or (b) any claim that Supplier’s entering into, or performing the terms of, this Agreement breach or violate any third party rights or Applicable Laws, or (c) the gross negligence or willful misconduct of Supplier. Notwithstanding the foregoing, Supplier shall not indemnify Purchaser for damage or loss to Product released to Product Hold, except for damage or loss to the extent attributable to Supplier’s gross negligence or willful misconduct or its failure to fulfill its obligations under Section 3.8(b).

7.2. Purchaser’s Indemnity Obligations. Purchaser shall defend, indemnify and hold harmless Supplier and its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages arising out of (a) any breach by Purchaser or its Affiliates of this Agreement, or (b) any claim that Purchaser’s entering into or performing the terms of this Agreement breach or violate any third party rights or Applicable Laws or (c) the gross negligence or willful misconduct of Purchaser or (d) any product liability claims related to the Product, except in each case to the extent such Damages arise from any matter for which Supplier has agreed to indemnify Purchaser for pursuant to Section 7.1 above.

7.3. Procedures for Control of Third Party Claims. The Party entitled to make a claim for indemnification under this Article 7 shall be referred to as the “Indemnified Party” and the Party required to indemnify such claim shall be referred to as the “Indemnifying Party.” In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand, made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within [    *    ] after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, upon notice to the Indemnified Party, to assume the defense thereof; provided, that (i) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, but the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Whether or not the Indemnifying Party defends or prosecutes any Third Party Claim, the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees or any other Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld. In no event shall the Indemnifying Party settle any Third Party Claim if such settlement would impose any obligation or burden on the Indemnified Party, without the prior written consent of the Indemnified Party.

7.4. Limitation of Liability.

(a) Liability Limitation of Supplier. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT THAT ANY PRODUCT DOES NOT MEET THE LIMITED WARRANTY THEREFOR, OR SUPPLIER HAS OTHERWISE BREACHED THIS AGREEMENT, THEN THE LIABILITY OF SUPPLIER HEREUNDER TO PURCHASER (INCLUDING ANY LIABILITY FOR RECALL COSTS UNDER SECTION 5.2(c) OR ANY LIABILITY UNDER THE INDEMNIFICATION PROVISIONS OF SECTION 7.1) SHALL NOT EXCEED $1 MILLION PER OCCURRENCE AND $2 MILLION IN THE AGGREGATE ANNUALLY; PROVIDED THAT, THE ABOVE LIMITATION SHALL NOT APPLY TO ANY LIABILITY TO EXTENT ATTRIBUTABLE TO SUPPLIER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) Liability Limitation of Parties. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM THIS AGREEMENT.

ARTICLE 8

RELATIONSHIP BETWEEN THE PARTIES

8.1. Independent Contractor Status. It is expressly agreed and understood that Supplier, including its employees and/or subcontractors, is performing services under this Agreement as an independent contractor for Purchaser and neither Supplier nor any of its employees or subcontractors is an employee or agent of Purchaser. All liability to the persons actually providing services under this Agreement or related to the providing of such services, including but not limited to, payment of wages or other compensation, withholding of taxes and similar charges related to such wages or other compensation, and worker’s compensation, shall be the sole responsibility of Supplier.

8.2. Non-Solicitation. Supplier and Purchaser agree that during the term of this Agreement and for [ * ] after the expiration or termination of this Agreement, Supplier and Purchaser shall not solicit or induce any employee of the other Party to leave their employment or cease doing business with the other Party, unless such Party is specifically authorized in writing to do so by the other Party.

ARTICLE 9

CONFIDENTIALITY AND PUBLIC DISCLOSURE

9.1. Confidentiality. Each Party will treat as confidential the Confidential Information acquired from the other Party, and will take all necessary precautions to assure the confidentiality of such information. Each Party agrees to return to the other Party upon the expiration or termination of this Agreement all, Confidential Information acquired from such other Party, except as to such information it may be required to retain under Applicable Law, and except for one copy of such information to be retained by such Party solely to maintain its compliance with the terms of this Article 9. During the term of this Agreement and for a period of [    *    ] thereafter, neither Party shall, without the other Party’s express prior written consent, use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each Party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that the receiving Party is required by law or regulation to disclose, provided however that the receiving Party shall so notify the disclosing Party of its intent and cooperate with the disclosing Party on reasonable measures to protect the confidentiality of the information.

9.2. Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with Applicable Laws, no public announcement, news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed.

ARTICLE 10

TERM AND TERMINATION

10.1. Term. The initial term of this Agreement shall commence on the date hereof and continue unless and until terminated pursuant to Section 10.2 below.

10.2. Termination.

(a) By Either Party. A Party shall have the right to terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party if the other Party has not cured such breach within [    *    ] after receipt of written notice thereof from the non breaching Party or upon a bankruptcy, insolvency, receivership, reorganization or arrangement for the benefit of creditors of dissolution of the other Party.

(b) By Purchaser. Purchaser shall have the right to terminate this Agreement on [    *    ] prior written notice to Supplier for any or no reason.

(c) By Supplier.

(i) Supplier shall have the right to terminate this Agreement on [    *    ] prior written notice to Purchaser for any or no reason.

(ii) If Purchaser fails to make a payment to Supplier when due [    *    ], then in the event any such payment default is continuing or upon or after any subsequent payment default hereunder, Supplier shall have the right to terminate this Agreement if Purchaser has not cured any such payment defaults within [    *    ] after receipt of written notice thereof from Supplier. Notwithstanding the foregoing, Supplier shall have no right to terminate this Agreement pursuant to this Section 10.2(c)(ii) if Purchaser has paid all amounts owing to Supplier on or prior to their respective due dates for [    *    ] prior to any payment default for which Supplier seeks termination of this Agreement in accordance with this Section 10.2(c)(ii).

(d) Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 3.9, 5.2, 6.2, 8.2 10.2(d) and 12.1 and Articles 1, 7, 9, 11 and 13 shall survive any expiration or termination of this Agreement. Upon termination or expiration, each Party shall immediately deliver to the other (and cause any of its employees, agents or representatives to so deliver), at such Party’s expense, all Confidential Information of the other Party, including without limitation any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of the format. Upon expiration or termination of this Agreement, Supplier shall manufacture and ship, and Purchaser shall purchase from Supplier in accordance with the terms and conditions of this Agreement, any and all amounts of the Product ordered by Purchaser hereunder (subject to Section 3.6(b)) prior to the effective date of such expiration or termination. In addition, any API in Supplier’s possession or control upon termination or expiration of this Agreement shall be promptly returned to Purchaser at Purchaser’s expense or destroyed by Supplier at the written election of Purchaser. In addition, upon termination of this Agreement, Purchaser shall purchase all of Supplier’s then existing and usable Raw Materials, work-in-progress, materials for the Product in Supplier’s possession or control upon any termination or expiration; provided, however, that, the foregoing obligation shall be at Purchaser’s election if this Agreement is terminated by Purchaser due to breach by Supplier pursuant to Section 10.2(a); provided, further, that in no event shall such purchase price paid to Supplier exceed the aggregate value of Raw Materials, work-in-progress, and labeling and packaging materials for Purchaser’s forecasted Product needs for the twelve (12) month period beginning on the date of cancellation. Such payment shall be due within thirty (30) days of the effective date of cancellation.

ARTICLE 11

INTELLECTUAL PROPERTY RIGHTS

11.1. Existing Intellectual Property Rights. Except as expressly provided below, neither Party shall have any rights in or to any Intellectual Property Rights of the other Party.

11.2. License Rights of Supplier. During the term of this Agreement, Purchaser hereby grants Supplier a non-exclusive license under Purchaser’s Intellectual Property Rights solely to enable Supplier to manufacture, test and package the Product for Purchaser and otherwise perform Supplier’s obligations to Purchaser hereunder.

11.3. Supplier’s Intellectual Property Rights Related to Product.

(a) No Development Unless Authorized by Purchaser. Supplier agrees that it will not knowingly develop any Intellectual Property Rights specifically related to the Product or its manufacture or testing or the Product’s vial, stopper or crimp cap (the “Primary Packaging”) unless authorized in writing by Purchaser.

(b) Product Intellectual Property Rights Developed by Supplier. Notwithstanding Section 11.3(a) above, Purchaser shall have the following rights in any Intellectual Property Rights developed or owned (in whole or in part) by Supplier, or to which Supplier otherwise has rights, related to the Product or its manufacture, testing or Primary Packaging:

(i) In accordance with Section 11.3(c), Supplier hereby assigns to Purchaser, and Purchaser shall be the sole and exclusive owner of, any Intellectual Property Rights developed or owned (in whole or in part) by Supplier, or to which Supplier otherwise has rights, that relate to any process, procedure or other matter described in any Master Batch Record and identified with a document number beginning with [    *    ]. Supplier agrees that all Product specific documents and procedures will be numbered beginning with [    *    ].

(ii) Supplier hereby grants to Purchaser a perpetual, irrevocable, fully-paid, non-exclusive worldwide license (with the right to sublicense) to make, have made, use, sell, and offer to sell the Product and otherwise practice any Intellectual Property Rights developed or owned (in whole or in part) by Supplier, or to which Supplier otherwise has rights, that are used by Supplier in the manufacture, testing, or Primary Packaging of the Product hereunder and are not specifically or exclusively related to the Product; provided that, Purchaser’s rights under this clause (ii) shall be limited to processes, procedures or other matters described in the Master Batch Records (or that should be described in the Master Batch Records in accordance with GMPs) and shall exclude any processes, procedures or other matters not so described but only referenced in the Master Batch Records.

As used herein, the Intellectual Property Rights described in Section 11.3(b)(i) shall be deemed the “Assigned Intellectual Property Rights”.

(c) Assignment. To the extent that ownership of all right, title and interest in any Assigned Intellectual Property Rights are not vested in Purchaser by operation of law, for no additional consideration, Supplier will assign, and does hereby assign, to Purchaser all Supplier’s right, title, and interest in and to the Assigned Intellectual Property Rights. Supplier agrees that it will promptly make full written disclosure to Purchaser, and will hold in trust for the sole right and benefit of Purchaser, all such rights in any Assigned Intellectual Property Rights.

(d) Records. Supplier agrees to keep and maintain adequate and current written records of all Assigned Intellectual Property Rights. Such records will be in the form of laboratory notebooks, notes, sketches, drawings and any other format that may be specified by Purchaser. Such records will be available to and remain the sole property of Purchaser at all times. Supplier agrees that its obligation to execute documents requested by Purchaser and otherwise assist Purchaser to obtain United States or foreign patents, copyright registrations or the statutory protections covering the Assigned Intellectual Property Rights shall continue beyond the termination or expiration of this Agreement, but Purchaser shall compensate Supplier at a reasonable rate for time actually spent by it at Purchaser’s request on such assistance. Supplier hereby waives and quitclaims to Purchaser any and all claims, of any nature whatsoever, which it now or may hereafter have for infringement of any patents, copyright or other proprietary rights resulting from such application for such patents, copyright registrations or statutory protection. Purchaser shall have sole control of all such applications and registrations, and Supplier shall not take any action or make any communication with a third party or governmental entity in connection with such applications and registrations without the prior written consent of Purchaser. Supplier agrees to execute any proper oath or verify any proper document or other otherwise execute any documents requested by Purchaser to carry out the terms of this Agreement, including this Article 11.

(e) Employees and Subcontractors. Supplier shall cause all of its Affiliates and the respective employees and contractors of Supplier and its Affiliates to execute and deliver to Supplier (and, upon request by Purchaser, to Purchaser) an agreement covering the matters set forth in this Article 11 and Section 9.1 of this Agreement.

ARTICLE 12

REGULATORY

12.1. Adverse Event Reporting; Product Complaints. Purchaser shall be responsible for all reporting to regulatory authorities Adverse Events associated with the use of Product supplied by Supplier hereunder. Purchaser shall advise Supplier promptly after Purchaser becomes aware of any such Adverse Events. If Supplier becomes aware of any Adverse Events associated with the use of the Product, it shall report all information in its possession regarding such event to Purchaser as soon as practicable after becoming aware of such information, and shall cooperate with Purchaser as necessary to report such event under Applicable Laws. Purchaser shall also notify Supplier on a quarterly basis of any complaints related to the manufacturing of the Product of which it becomes aware regarding problems with the Product other than those associated with Adverse Events, and Purchaser shall meet and confer with respect to its responses to such complaints and whether any remedial actions by Supplier are indicated by the pattern of complaints.

12.2. Regulatory Compliance. Supplier shall comply in all material respects with all regulatory requirements with respect to Product imposed by Applicable Laws upon Supplier as the manufacturer of the Product. Purchaser shall comply in all material respects with all regulatory requirements with respect to Product that are imposed by Applicable Law upon Purchaser as the holder of the Product NDA and any other Regulatory Approvals. Supplier shall, on a timely basis, provide Purchaser with information in Supplier’s possession relevant to its role as the manufacturer of the Product, that is reasonably necessary for and relevant to Purchaser’s obligations hereunder in complying with such regulatory requirements as required by Applicable Laws.

12.3. Cooperation. Supplier will provide to Purchaser such documentation, data and other information relating to Product as Purchaser may require for submission to the FDA or other Competent Authorities or as required by Applicable Laws. Supplier shall also provide, upon request by Purchaser, information concerning its production processes and quality control procedures with respect to Product.

12.4. Regulatory Inspections. Supplier agrees to inform Purchaser within [    *    ] of any regulatory inquiry, communication or inspection, which directly relates to the manufacture of the Product. In the event Supplier receives a notice of inspection or an inspection visit by the FDA or other Competent Authority which involves the Product, Supplier shall notify Purchaser within [    *    ]. Purchaser, at its option, shall have the right to have its representatives present at any such inspection by the FDA or other Competent Authority, if the inspection pertains to the Product. In the event there are written observations (or any other written communication) by the FDA or other Competent Authority that involve the Product or could impact Supplier’s ability to produce Product,

or any proposed written response by Supplier to any such inspection, Purchaser shall be informed within [    *    ] and be provided with copies of all documentation within [    *    ], and shall have a reasonable opportunity to review and comment on the proposed response. If Purchaser elects to provide input to the response, such input shall be provided by Purchaser as promptly as possible and Supplier shall in good faith incorporate such input into the response.

12.5. Incidents or Accidents. Supplier shall immediately notify Purchaser in writing of any incident or accident experienced by Supplier that may affect the quality of Product or its ability to meet delivery date obligations hereunder. Such incident or accident shall be immediately investigated by Supplier, and Supplier shall provide a written report within [    *    ] of the results of the investigation of such incidence or accident to Purchaser.

12.6. Ownership of Regulatory Approvals and Filings. The Parties acknowledge and agree that Purchaser shall be the sole and exclusive owner of all Regulatory Approvals and Regulatory Filings related to the Product. For no additional consideration, Supplier will assign, and does hereby assign, to Purchaser all Supplier’s right, title, and interest in and to such Regulatory Approvals and Regulatory Filings related to the Product.

ARTICLE 13

MISCELLANEOUS

13.1. Dispute Resolution.

(a) The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth below if and when such a dispute arises between the Parties.

(b) If any dispute arises between the Parties relating to the interpretation, breach or performance of this Agreement upon request of either Party, the Parties agree to hold a meeting, attended by the Chief Executive Officer or President of each Party, or their executive level designees, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within [ * ] after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted by either Party for mediation and final and binding arbitration under the then current commercial rules and regulations of the Judicial Arbitration and Mediation Services (“JAMS”). The mediation/arbitration proceedings shall be held in Orange County, California. Mediation shall be before [    *    ] selected by mutual agreement of the parties. If not selected within [    *    ] of the notice for mediation, JAMS shall provide a list of [    *    ] names and each Party may strike one. If not resolved by mediation then the dispute shall be resolved by binding arbitration through JAMS and if the dispute involves a claim for damages in excess of [    *    ] such arbitration shall be before [    *    ] arbitrators. Each party shall each select [    *    ] arbitrator from the list of available retired judges provided by JAMS, and shall mutually agree upon the [    *    ] arbitrator. If they are unable to agree on the [    *    ] arbitrator, JAMS will provide a list of [    *    ] available retired judges, and each Party may strike [    *    ] and the [    *    ] judge will serve as the [    *    ] arbitrator. Punitive or exemplary damages will not be permitted under any circumstances. Judgment upon the award rendered by the arbitrators will be final and binding on the Parties and may be entered in any court having jurisdiction. Each Party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing Party in any such arbitration shall be entitled to recover from the other Party the reasonable attorney’s fees, costs and expenses incurred by such prevailing Party in connection with such arbitration. The decision of the arbitrator shall be final and binding on the Parties. Judgment on the award may be entered in any court having competent jurisdiction thereof and shall be enforceable under the Federal Arbitration Act.

13.2. Expenses. Except as otherwise expressly provided herein, each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

13.3. Force Majeure. The obligations of either party hereunder are contingent upon, and each party shall not be liable for, acts of God, war, terrorist activities, riots, floods, fires, storms, strikes, catastrophes or any other acts of force majeure, beyond the reasonable control of a party (but excluding acts or omissions of subcontractors) to the extent that the same prevent or delay the performance of the obligations herein contained, always provided that such party shall use its best efforts in the event of force majeure to fulfill the obligations under this Agreement and provide the other party with prompt notice of the occurrence of any such event of force majeure.

13.4. Amendment; Modification. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

13.5. Waiver. No provision of this Agreement shall be waived by any act, omission, or course of dealing or knowledge of a Party or its agents except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

13.6. Notices. All notices to be given hereunder shall be in writing, shall be effective when received, and shall be delivered personally (including delivery by courier), by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, also effective only upon receipt thereof):

Notices to Purchaser:	ISTA Pharmaceuticals, Inc. 15279 Alton Parkway Suite 100 Irvine, California 92618 Attention: Kirk McMullin Telephone: (949) 788-5317 Facsimile: (949) 788-6010

With a Copy to:	Stradling Yocca Carlson & Rauth 660 Newport Center Drive Suite 1600 Newport Beach, CA 92660 Attention: Robert Funsten Telephone: (949) 725-4000 Facsimile: (949) 725-4100

Notices to Supplier:	Alliance Medical Products, Inc. 9342 Jeronimo Road Irvine, California 92618 Attention: Juan C. Valdes Telephone: (949) 454-4599 Telecopy: (949) 454-4441

With a Copy to:	Jackson, DeMarco & Peckenpaugh 2030 Main Street, Suite 1200 Irvine, California 92614 Attention: Ruth Mijuskovic Telephone: (949) 752-8585 Facsimile: (949) 752-0597

13.7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign any of its rights, liabilities or obligations hereunder without the prior written consent of the other Party and any assignment without such consent shall be void. Notwithstanding anything to the contrary in this Section 13.7, Either Party may assign its rights, liabilities and obligations hereunder without the consent of the other Party in connection with a sale of all or substantially all of the business to which this Agreement relates or to its Affiliate.

13.8. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

13.9. Complete Agreement. This Agreement contains the complete agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

13.10. Governing Law. The internal laws (without regard to the conflicts of law provisions) of the State of California shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

13.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be considered one and the same instrument.

13.12. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or unenforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

ISTA PHARMACEUTICALS, INC.

By:
Name:
Title:

SUPPLIER:

ALLIANCE MEDICAL PRODUCTS, INC.

By:
Name:
Title:

SCHEDULE OF EXHIBITS

Exhibit A	API Specifications

Exhibit B	Product Specifications

Exhibit C-1	[ * ] Purchase Order

Exhibit C-2	[ * ] Production Purchase Order

Exhibit C-3	Validation Purchase Order

Exhibit D-1	Supplier’s Testing Obligations

Exhibit D-2	Purchaser’s Testing Obligations

Exhibit E	Pricing

Exhibit A

API Specifications (Hyaluronidase, Ovine)

[    *    ]

A-1

Exhibit B

Product Specifications

[    *    ]

B-1

Exhibit C-1

[    *    ] Purchase Order

[    *    ]

C-1-1

Exhibit C-2

[    *    ] Production Purchase Order

[    *    ]

C-2-1

Exhibit C-3

Validation Purchase Order

[    *    ]

C-3-1

Exhibit D-1

Supplier’s Testing Obligations

[    *    ]

D-1-1

Exhibit D-2

Purchaser’s Testing Obligations

[    *    ]

D-2

Exhibit E

Minimum Order Sizes; Pricing

I. Minimum Order Sizes

Although Purchaser has no obligation to purchase any Product hereunder, to the extent Purchaser orders Product hereunder, Product Purchase Orders shall be in no less than the following increments:

[    *    ]

II. Product Pricing

[    *    ]

III. Annual Revalidation Fees

[    *    ]

E-1